Exhibit 3.2
DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	FILED # C9005-02 Feb 23, 2004 IN THE OFFICE OF DEAN HELLER, SECRETARY OF STATE

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: Barnabus Enterprises Ltd.

2. The articles have been amended as follows (provide article numbers, if available):

Article 4 has been deleted and replaced in its entirety by the following:

FOURTH.

(1) That the total number of authorized shares of common stock that may be issued by the Corporation is increased from 75,000,000 to 1,125,000,000.

(2) That upon effectiveness of this Amendment to Articles of Incorporation, the total number of authorized stock that may be issued by the Corporation is 1,125,000,000 shares of common stock, with a par value of $0.001 per share, and no other class of stock shall be authorized.

(3) That said shares may be issued by the Corporation from time to time for such considerations as may be fixed by the Board of Directors.

(4) That upon effectiveness of this Amendment to Articles of Incorporation, all shares of common stock of the Corporation outstanding of record automatically shall be subdivided on a fifteen-for-one (15-1) forward split basis.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is: 1,947,500 shares or 59.8%

4. Effective date of filing (optional): 3/3/04 (must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): /s/ Victoria Chen

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.